Exhibit 5.2

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

May 10, 2023 Healthpeak Properties, Inc. Healthpeak OP, LLC 4600 South Syracuse Street, Suite 500 Denver, Colorado 80237
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File No. 063793-0172

Re: Registration Statement on Form S-3 and Prospectus Supplement; $350,000,000 Aggregate Principal Amount of Healthpeak OP, LLC’s 5.250% Senior Unsecured Notes due 2032

To the addressees set forth above:

We have acted as special counsel to Healthpeak Properties, Inc., a Maryland corporation (the “Guarantor”) and Healthpeak OP, LLC, a Maryland limited liability company (the “Operating Company”), in connection with the issuance of $350,000,000 aggregate principal amount of the Operating Company’s 5.250% Senior Unsecured Notes due 2032 (the “Additional Notes”) and the guarantee of the Additional Notes (the “Guarantee”) by the Guarantor, under an Indenture, dated as of November 19, 2012, between the Operating Company (as successor to Healthpeak Properties, Inc.) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (as amended and restated by an Amended and Restated Indenture, dated February 10, 2023, among the Operating Company, the Guarantor and the Trustee (as so amended and restated, the “Base Indenture”)), the Thirteenth Supplemental Indenture, dated January 17, 2023, among the Operating Company (as successor to Healthpeak Properties, Inc.) and the Trustee (the “Thirteenth Supplemental Indenture”), the Fourteenth Supplemental Indenture, dated February 10, 2023, among the Operating Company, the Guarantor and the Trustee (the “Fourteenth Supplemental Indenture”) and the Fifteenth Supplemental Indenture, dated May 10, 2023, among the Operating Company, the Guarantor and the Trustee (together with the Base Indenture, the Thirteenth Supplemental Indenture and the Fourteenth Supplemental Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) by the Guarantor and the Operating Company on February 13, 2023 (Registration Nos. 333-269718 and 333-269718-01) (as so filed and, if applicable, as amended, the “Registration Statement”), a base prospectus dated February 10, 2023, included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated May 1, 2023 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated May 1, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated May 1, 2023 (the “Underwriting Agreement”), among the Operating Company, the Guarantor and Wells Fargo Securities, LLC, TD Securities (USA) LLC, Mizuho Securities USA LLC, Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several Underwriters named therein. For the avoidance of doubt, it is understood and agreed that for purposes of this letter, the term “Additional Notes” shall exclude the $400,000,000 aggregate principal amount of 5.250% Senior Unsecured Notes due 2032 of the Operating Company issued on January 17, 2023 pursuant to the Indenture. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Additional Notes and the Guarantee.

May 10, 2023 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Company, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Additional Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Additional Notes and the Guarantee will be legally valid and binding obligations of the Operating Company and the Guarantor, respectively, enforceable against the Operating Company and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

May 10, 2023 Page 3

We express no opinion as to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xii) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiii) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws, tax laws (except as set forth in our letter to you of even date with respect to certain tax matters), antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority, Inc. rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering, and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, we have assumed (a) that the Indenture, the Additional Notes and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s Form 8-K dated May 10, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP